As Filed with the Securities and Exchange Commission On June 7, 2005
                                                      Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   -----------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   -----------
                          MSGI SECURITY SOLUTIONS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

             Nevada                                        88-0085608
         (State or Other
Jurisdiction of Incorporation or            (I.R.S. Employer Identification No.)
           Organization)
                               575 Madison Avenue
                            New York, New York 10022
                                 (917) 339-7134
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                                J. JEREMY BARBERA
                             Chief Executive Officer
                          MSGI Security Solutions, Inc.
                               575 Madison Avenue
                            New York, New York 10022
                                 (917) 339-7134

            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                          Copies of communications to:
                               ALAN I. ANNEX, ESQ.
                             MICHAEL L. PFLAUM, ESQ.
                             Greenberg Traurig, LLP
                                 200 Park Avenue
                            New York, New York 10166
                            telephone: (212) 801-9200
                           telecopier: (212) 801-6400
                                -----------------
         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
---------------------------------------------- --------------- ---------------------- -------------------------- ------------------

           Title Of Each Class Of               Amount to be     Proposed Maximum         Proposed Maximum           Amount Of
         Securities To Be Registered             Registered     Offering Price Per    Aggregate Offering Price   Registration Fee
                                                                       Unit                      (1)                    (2)
---------------------------------------------- --------------- ---------------------- -------------------------- ------------------
---------------------------------------------- --------------- ---------------------- -------------------------- ------------------
Common Stock, par value $.01, underlying          484,607              $7.53                $3,649,090.71             $429.50
Series F Preferred Stock
---------------------------------------------- --------------- ---------------------- -------------------------- ------------------
---------------------------------------------- --------------- ---------------------- -------------------------- ------------------
Common Stock, par value $0.01                     100,000              $7.53                 $753,000.00              $88.63
---------------------------------------------- --------------- ---------------------- -------------------------- ------------------
---------------------------------------------- --------------- ---------------------- -------------------------- ------------------
Common Stock, par value $0.01 underlying          230,764              $7.53                $1,737,652.92             $204.52
warrants
---------------------------------------------- --------------- ---------------------- -------------------------- ------------------
---------------------------------------------- --------------- ---------------------- -------------------------- ------------------
Common Stock, par value $0.01 underlying           27,692              $7.53                 $208,520.76              $24.54
warrants
---------------------------------------------- --------------- ---------------------- -------------------------- ------------------
---------------------------------------------- --------------- ---------------------- -------------------------- ------------------
Total                                             843,063                                   $6,348,264.39             $747.19
---------------------------------------------- --------------- ---------------------- -------------------------- ------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"). The proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average high and low prices per share of the common stock on the Nasdaq SmallCap on June 2, 2005.
(2) Registrant has sufficient restricted funds on deposit with Mellon Bank to pay the requisite filing fee. (3) Registrant is registering for resale a total of 843,063 shares.


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS

                    SUBJECT TO COMPLETION, DATED JUNE 7, 2005




                          MSGI SECURITY SOLUTIONS, INC.
                               575 Madison Avenue
                            New York, New York 10022
                                 (917) 339-7150

                         843,063 SHARES OF COMMON STOCK

                                ($.01 PAR VALUE)
                            ------------------------

         This prospectus relates to the resale by selling security holders of an aggregate of up to 843,063 shares of our common stock consisting of:

                                    Up to 484,607 shares of our common stock
                  issuable to accredited investors upon conversion of our Series F Convertible Preferred Stock issued to accredited investors in a private placement in November 2004 pursuant to subscription agreements;

                                     100,000  shares of our  common stock
                  issued to an unaffiliated professional services firm related to a recent acquisition;

                                    Up to 230,764 shares of our common stock
                  issuable to accredited investors upon exercise of common stock warrants issued to accredited investors in a private placement in November 2004 pursuant to subscription agreements; which may be converted in whole or in part at an exercise price of $8.125 subject to further adjustment at any time prior to November 9, 2009;

                                    Up to 27,692 shares of our common stock
                  issuable to Keystone Equities Group upon conversion of our warrants issued to Keystone Equities Group, as placement agent in a private placement in November 2004 pursuant to subscription agreements; which may be converted in whole or in part at an exercise price of $6.50 subject to further adjustment at any time prior to November 9, 2009;

         The methods of sale of the common stock offered hereby are described under the heading "Plan of Distribution." We will receive none of the proceeds from such sales. However, we may receive up to $2,054,955.50 upon the exercise of warrants. If received, such funds will be used for general corporate purposes, including working capital requirements. We will pay all expenses, except for the underwriting and brokerage expenses, fees, discounts and commissions, which will all be paid by the selling stockholders, incurred in connection with the offering described in this prospectus.

         The prices at which the selling security holders may sell the shares of common stock that are part of this offering will be determined by the prevailing market price for the shares at the time the shares are sold, a price related to the prevailing market price, at negotiated prices or prices determined, from time to time by the selling security holders. See "Plan of Distribution".

Our common stock is listed on Nasdaq Small Cap (Symbol: MSGI). On June 2, 2005 the closing price of our common stock was $7.41 per share.

         THE SHARES OF OUR COMMON STOCK OFFERED OR SOLD UNDER THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER SEE "RISK FACTORS" on page 5 OF THIS PROSPECTUS.

                        --------------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        --------------------------------

                  THE DATE OF THIS PROSPECTUS IS JUNE 7, 2005.

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY.........................................................1-5
------------------
RISK FACTORS...............................................................6-13
------------
USE OF PROCEEDS............................................................14
---------------
SELLING STOCKHOLDERS.......................................................14-16
--------------------
PLAN OF DISTRIBUTION.......................................................16-18
--------------------
WHERE YOU CAN FIND MORE INFORMATION........................................19
-----------------------------------
LEGAL MATTERS..............................................................20
-------------
EXPERTS....................................................................20
-------

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. We urge you to read this entire prospectus carefully, including the "Risk Factors" section. In this prospectus, "MSGI Security Solutions, Inc.," the "Company," "MSGI," "we," "our" and "us" refer to MSGI Security Solutions, Inc. and its subsidiaries, unless the context requires otherwise.

                                   About MSGI

Overview

               MSGI Security Solutions, Inc. (Nasdaq: MSGI) is an international proprietary solutions provider developing a combination of innovative emerging businesses that leverage information and technology. MSGI is principally focused on the homeland security, public safety and law-enforcement services industry. The Company is headquartered in New York City, and has regional offices in Washington DC; and Milan, Italy. MSGI acquires material interests in high-growth technology and software development businesses. These firms are led by successful entrepreneurs and experienced management teams that have developed end-to-end client solutions that meet current and emerging market needs.

               The Company is currently comprised of three operating companies and a significant unconsolidated investment which collectively deliver a powerful array of strategic synergies for cross-selling and joint product development. MSGI is engaged in an ongoing corporate growth program whose focus is acquisitions, strategic alliances and co-branding relationships in the United States and Europe. More information on MSGI is available on the Company's website at: http://www.msgisecurity.com.


         In December 2004, January and May 2005, MSGI entered into subscription agreements with Excelsa S.p.A. ("Excelsa"), a corporation organized under the laws of the Republic of Italy, to acquire shares of Common Stock of Excelsa, par value of 1.0 Euro per share, representing 19.5% of the issued and outstanding shares of Common Stock of Excelsa on a fully diluted basis. Excelsa is one of Europe's leading providers of outsourced video surveillance and security solutions for both civilian and military services customers. MSGI believes that its relationship with Excelsa creates a remarkably strong strategic fit with MSGI's current operating companies, which are developing leadership positions in providing software, systems and other technology-based solutions to major law enforcement, security and military services clients. MSGI also holds an option, granted by the other remaining stockholders of Excelsa, to purchase up to 51% of the outstanding shares of Excelsa at any time through December 31, 2005.

         On March 9, 2005 the Company effectuated a two-for-one stock split, pursuant to which each holder of a share of common stock of the Company as of the date of February 22, 2005 received an additional share of common stock. All share numbers in this prospectus are on a post split basis.

         On June 1, 2005, MSGI acquired 51% of the issued and outstanding partnership stock of AONet International, SrL ("AONet"), an Italian limited liability company. AONet is a leading application infrastructure services provider based in Milan, Italy. The AONet data center currently supports application hosting, network solution design and management, remote service and on-site support, managed security and disaster recovery and business continuity for clients throughout Italy. AONet represents the infrastructural centerpiece of the MSGI services offerings which are focused on gathering, securing and disseminating intelligence for global law-enforcement and anti-terrorism initiatives. MSGI believes that the AONet acquisition will directly support the company's strategic plan and corporate growth objectives.

This prospectus relates to 843,063 shares of our common stock that may be sold from time to time by the selling stockholders named in this prospectus. The selling stockholders acquired the Series F Preferred Stock which are convertible into shares of our common stock, or warrants exercisable for our common stock through a private placement in November 2004. We may receive up to $2,054,955.50 if all of the warrants are exercised.

Securities Offered

Common Stock to be outstanding after the offering
                                              3,731,878 plus 843,063 shares, for
                                              a total of 4,574,941 Use of
                                              Proceeds Any proceeds received
                                              by us from the exercise of the

warrants may be                               used for our general working
                                              capital purposes. We will not
                                              receive any proceeds from
                                              the resale of the common stock.

Risk Factors                                  An investment in the shares
                                              involves a high degree of
                                              risk.  See "Risk Factors"

Nasdaq Small Cap                              MSGI

     Keystone Equities Group, Inc. is a registered broker dealer and, with respect to certain shares of our common stock which it may sell pursuant to this prospectus, Keystone Equities Group, Inc. may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended.

Safe Harbor Statement Under The Private Securities Litigation Reform Act of 1995

         Some of the statements included or incorporated by reference into our Securities and Exchange Commission filings, press releases, and shareholder communications and other information provided periodically in writing or orally by our officers, directors or agents, including this prospectus, are forward looking statements that are subject to risks and uncertainties. These forward-looking statements are not historical facts but rather are based on certain expectations, estimates and projections about our industry, our beliefs and our assumptions. Words such as "may", "will", "anticipates", "expects", "intends", "plans", "believes", "seeks" and "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. Some of the risks and uncertainties include, but are not limited to:

o any inability to stem continued operating losses and to generate positive cash flow;

o        any adverse impact of competitors' products;

o        delays in development of highly complex products;

o        lower than anticipated product demand and lack of market acceptance;

o        adverse market fluctuations caused by general economic conditions;

o any negative impact resulting from the outsourcing of manufacturing and the continued risks associated with outsourcing;

o        any lack of success of our restructuring plans;

o any inability to renegotiate on favorable terms or otherwise meet our obligations to suppliers and other creditors;

o        unfavorable outcomes in any pending litigation;

o        any inability to form or maintain key strategic alliances;

o        our inability to raise capital when needed;

o        any continued reductions in our liquidity and working capital;

o        any negative impact resulting from our downsizing of our workforce;

o        unanticipated liabilities or expenses;

o        the availability and pricing of parts and components;

o other risks detailed from time to time in our filings with the Securities and Exchange Commission.

         These risks could cause our actual results for 2005 and beyond to differ materially from those expressed, implied or forecasted in any forward-looking statement made by, or on behalf of, us. We undertake no obligation to publicly update or revise the forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                  RISK FACTORS

         The purchase of our common stock involves substantial investment risks. You should carefully consider, together with the other matters referred to in this prospectus, the following risk factors before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the trading price of our common stock could decline and you may lose all or part of your investment.


We compete against entities that have significantly greater name recognition and resources than we do, that may be able to respond to changes in customer requirements more quickly than we can and that are able to allocate greater resources to the marketing of their products.

         The security industry is highly competitive and has become more so over the last several years as security issues and concerns have become a primary consideration at both government and private facilities worldwide. Competition is intense among a wide ranging and fragmented group of product and service providers, including security equipment manufacturers, providers of integrated security systems, systems integrators, consulting firms and engineering and design firms and others that provide individual elements of a system, some of which are larger than us and possess significantly greater name recognition, assets, personnel, sales and financial resources. These entities may be able to respond more quickly to changing market conditions by developing new products that meet customer requirements or are otherwise superior to our products and may be able to more effectively market their products than we can because of the financial and personnel resources they possess. We cannot assure investors that we will be able to distinguish our self in a competitive market. To the extent that we are unable to successfully compete against existing and future competitors, our business, operating results and financial condition would be materially and adversely affected.


We are dependent on third party suppliers for principal components used in our products, and disruptions in supply or significant increases in component costs could materially harm our business.

         We rely on third parties to supply several key components utilized in the manufacture and implementation of our products and services. Our reliance on suppliers involves certain risks, including a potential inability to obtain an adequate supply of required components, price increases, timely delivery and component quality. Although to date, we have not experienced any disruption in supplies of components, we cannot assure you that there will not be a disruption of our supplies in the future. Disruption or termination of the supply of these components could delay shipments of products and could have a material adverse affect on our business, operating results and financial condition.


Our industry is characterized by rapid technological change, evolving industry standards and continuous improvements in products and required customer specifications. Due to the constant changes in our markets, our future success depends on our ability to improve our manufacturing processes, improve existing products and develop new products.

         The commercialization of new products involves substantial expenditures in research and development, production and marketing. We may be unable to successfully design or manufacture these new products and may have difficulty penetrating new markets. Because it is generally not possible to predict the amount of time required and the costs involved in achieving certain research, development and engineering objectives, actual development costs may exceed budgeted amounts and estimated product development schedules may be extended. Our business may be materially and adversely affected if:

o        we are unable to improve our existing products on a timely basis;

o        our new products are not introduced on a timely basis;

o we incur budget overruns or delays in our research and development efforts; or

o        our new products experience reliability or quality problems.

All of our orders and contracts may be cancelled so there is a risk that our backlog may not be fulfilled.

         All of our orders and contracts are subject to cancellation by our customers at any time so we cannot be certain that our backlog will be fulfilled. Government contracts are often awarded prior to legislative approval of the funding to support those contracts. Consequently, the entire amount of orders and contracts may never be funded.


Our services and reputation may be adversely affected by product defects or inadequate performance.

         Management believes that we offer state-of-the art products that are reliable and competitively priced. In the event that our products do not perform to specifications or are defective in any way, our reputation may be materially adversely affected and we may suffer a loss of business and a corresponding loss in revenues.


If we are unable to retain key executives or hire new qualified personnel, our business will be adversely affected.

         We rely on our officers and key employees and their expertise. The loss of the services of any of these individuals may materially and adversely affect our ability to pursue our current business strategy.


Our relationships with Excelsa and AONet may not develop as we have expected, which may cause the Company to lose all or a portion of our investment.

         Our investments in Excelsa and AONet may be jeopardized if we have difficulty in assimilating the personnel, operations, technology and software of Excelsa of AONet with our current subsidiaries. We may learn that the Excelsa business does not complement our current operations. In addition, the key personnel of Excelsa or AONet may decide to leave their respective companies. If we make other types of acquisitions, we could have difficulty in integrating the acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses.


We risk losing our investment in AONet International if we default on future payments.

              We have entered into a Stock Purchase Agreement for the purchase of a 51% interest in AONet International. The Stock Purchase Agreement provides that if we fail to make the future installment payments within 48 hours of being due the Stock Purchase Agreement will be terminated, we will lose our entire investment in AONet and we will be required to return our equity interest in AONet. As of June 1, 2005 we have invested 350,000 Euro in the transaction.

Our investment in an international operation subjects us to risks inherent in doing business on an international level that could harm our operating results.

         Currently, we operate in the U.S., Canada and recently began operations in Italy. Because of our limited experience with international operations, we are subject to additional risks related to our international expansion strategy, including risks related to complying with a wide variety of national and local laws, restrictions on the import and export of certain technologies and multiple and possibly overlapping tax structures. In addition, we may face competition in other countries from companies that may have more experience with operations in such countries or with international operations generally. We may also face difficulties integrating new facilities in different countries into our existing corporate culture. Our international expansion plans may not be successful and we may not be able to compete effectively in other countries.


We may face risks associated with potential acquisitions, investments, strategic partnerships or other ventures, including whether such transactions can be located, completed and the other party integrated with our business on favorable terms.

         Although the Company continues to devote significant efforts to improving its current operations and profitability, the success of the Company's business strategy may depend upon the acquisition of complimentary businesses. No assurances can be made that the Company will be successful in identifying and acquiring such businesses or that any such acquisitions, if consummated, will result in operating profits. In addition, any additional equity financing required in connection with such acquisitions may be dilutive to stockholders, and debt financing may impose substantial additional restrictions on the Company's ability to operate and raise capital. In addition, the negotiation of potential acquisitions may require management to divert its time and resources away from the Company's operations.

         The Company periodically evaluates potential acquisition opportunities, particularly those that could be material in size and scope. Acquisitions involve a number of special risks, including:

o the focus of management's attention on the assimilation of the acquired companies and their employees and on the management of expanding operations;

o the incorporation of acquired businesses into the Company's service line and methodologies;

o        the increasing demands on the Company's operational systems;

o        adverse effects on the Company's reported operating results;

o        the amortization of acquired intangible assets; and

o the loss of key employees and the difficulty of presenting a unified corporate image.


Exchange Rate Fluctuations

         We operate in international markets, with customers, manufactures and supplies in the U.S. and abroad. Most of our pricing is in dollars, but some cost is based on materials or labor cost priced in other currencies. As a result, fluctuations in foreign currency exchange rates may adversely affect our expenses and results of operations. Fluctuations may adversely affect the comparability of period-to-period results. Although we may use hedging techniques in the future (which we currently do not use), we may not be able to eliminate the effects of currency fluctuations. Thus, exchange rate fluctuations could have a material adverse impact on our operating results and stock price. In addition, future currency losses may be incurred if we or our outsourcing partners become subject to exchange control regulations restricting the ability to convert local currencies into United States dollars or other currencies. The Company has also committed to make certain future installment payments pursuant to the AONet transaction in Euros. The dollar amount that we expect to pay in the future may be significantly higher if the Euro becomes stronger with relation to the U.S dollar.


We may have problems raising money we need in the future.

         We may require additional capital, especially in light of our recent acquisitions. We may, from time to time, seek additional funding through public or private financing, including debt or equity financing. We cannot assure you that adequate funding will be available as needed or, if it is available, that it will be on acceptable terms. If additional financing is required, the terms of the financing may be adverse to the interests of existing stockholders, including the possibility of substantially diluting their ownership position.


Our business is difficult to evaluate because our financial statements do not reflect the operations of our recent acquisitions.

         In 2004, we completed a significant sale of an operating division, and have subsequently acquired new operating businesses. Therefore, our historical operating results may not be indicative of our future operating results. Our financial statements do not reflect such activities, are not comparable to our historical financial statements, nor do they give a clear indication of our future performance.

We need to be able to acquire and integrate companies and new product lines successfully to implement our growth strategy.

         Our growth strategy includes completing acquisitions that expand and complement our business. If we are unable to make these acquisitions, we may not be able to meet or exceed our historical levels of revenue growth and earnings. As a result, our stock price may be adversely affected.

         We may be unable to make acquisitions due to, among other reasons, these factors:

o the companies we seek to acquire or invest in may demonstrate valuations that we deem excessive;

o we may not be able to identify suitable companies to buy because many of the companies in the businesses we are evaluating are relatively small when compared to us;

o we may not be able to raise funds in the future to finance future acquisitions.

     Future acquisitions only will succeed if we can effectively assess characteristics of potential target companies or product lines, such as:

o        financial condition and results of operations;

o        attractiveness of products;

o        suitability of distribution channels; and

o        management ability.


We cannot assure you that we can identify attractive acquisition candidates or negotiate acceptable acquisition terms, and our failure to do so may adversely affect our results of operations and our ability to sustain growth.

         Completed acquisitions may give rise to a number of additional difficulties, including:

o difficulty integrating acquired technologies, operations and personnel with the existing business;

o diversion of management attention in connection with both negotiating the acquisitions and integrating the assets;

o strain on managerial and operational resources as management tries to oversee larger operations;

o potential issuance of securities in connection with the acquisition, which issuance lessens or dilutes the rights and values of currently outstanding securities;

o        incurrence of additional debt;

o the write-off of in-process research and development of and other development costs;

o        the amortization of goodwill and other intangible assets;

o        loss of key personnel from acquired companies;

o        failure of an acquired business to achieve targeted financial results;
         and

o        unanticipated problems and liabilities of acquired companies.

         We may not be able to successfully address these problems. Our future operating results will depend to a significant degree on our ability to successfully manage growth and integrate acquisitions.


The requirements of being a public company may strain our resources and distract management.

         As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002. These requirements may place a strain on our systems and resources. The Securities Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. These requirements, necessitate that the Company have adequate accounting and internal audit staffing in order to ensure that compliance is achieved and maintained. The Company is required to be in compliance by the period ended June 30, 2007. The Company does not currently have any dedicated internal audit staff and current internal audit capabilities are limited. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. As a result, management's attention may be diverted from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, as we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, or engage appropriate consulting services in order to reach and maintain compliance, we cannot assure you that we will be able to do so in a timely fashion.


We may experience variations from quarter to quarter in operating results and net income, which could adversely affect the price of our common stock.

         We expect to experience significant fluctuations in future quarterly operating results. Quarterly fluctuations could adversely affect the market price of our common stock. Many factors, some of which are beyond our control, may cause future quarterly fluctuations, including:

o new customer contracts which may require us to incur costs in periods prior to recognizing revenue under those contracts;

o        the effect of the change of business mix on profit margins;

o the timing of additional selling, general and administrative expenses to support new business;

o the costs and timing of the completion and integration of acquisitions, sales of assets and investments;

o        the timing of sales of assets;

o        the cyclical elements of our clients' industries;

o        the demand for our products and services;

o        the market acceptance of new products and services;

o        specific economic conditions in the electronic surveillance industry;
         and

o        general economic conditions.

         The anticipated quarterly fluctuations make predictions concerning our future revenues difficult. We believe that period-to-period comparisons of our results of operations will not necessarily be meaningful and should not be relied upon as indicative of our future performance for any subsequent fiscal quarter or for a full fiscal year. It also is possible that in some future quarters our operating results will be below the expectations of securities analysts and investors. In such circumstances, the price of our common stock may decline.

Because our sales tend to be concentrated among a small number of customers, our operating results may be subject to substantial fluctuations. Accordingly, our revenues and operating results for any particular quarter may not be indicative of our performance in future quarters, making it difficult for investors to evaluate our future prospects based on the results of any one quarter.

         Given the nature of our customers and products, we receive relatively large orders for products from a relatively small number of customers. Consequently, a single order from one customer may represent a substantial portion of our sales in any one period and significant orders by any customer during one period may not be followed by further orders from the same customer in subsequent periods. Our sales and operating results are subject to very substantial periodic variations. Since quarterly performance is likely to vary significantly, our results of operations for any quarter are not necessarily indicative of the results that we might achieve for any subsequent period. Accordingly, quarter-to-quarter comparisons of our operating results may not be meaningful.


The price of our stock has been volatile.

         The market price of our common stock has been, and is likely to continue to be, volatile, experiencing wide fluctuations. Such fluctuations may be triggered by:

o differences between our actual or forecasted operating results and the expectations of securities analysts and investors;

o        announcements regarding our products, services or technologies;

o announcements regarding the products, services or technologies of our competitors;

o        developments relating to our patents or proprietary rights;

o        specific conditions affecting the electronic surveillance industry;

o        sales of our common stock into the public market;

o        general market conditions; and

o        other factors.

         In recent years the stock market has experienced significant price and volume fluctuations which have particularly impacted the market prices of equity securities of many companies providing Internet-related products and services. Some of these fluctuations appear unrelated or disproportionate to the operating performance of such companies. Future market movements may adversely affect the market price of our stock.


We cannot be certain of the Company's ability to continue as a going concern.

         The Company has limited capital resources and has incurred significant historical losses and negative cash flows from operations. The Company believes that funds on hand and funds available from its remaining operations should be adequate to finance its operations and capital expenditure requirements for the next twelve months. The Company has recently engaged in the private placement sale of shares of both Common Stock and Series F Convertible Preferred Stock, which have raised significant working capital. The company has expended or committed a considerable portion of the capital raised in the investments in Excelsa and, most recently, in the acquisition of AONet. The Company has also acquired holdings in two operating entities, FDA and Innalogic, both of which are forecasted to result in earnings in future periods. In addition, the Company has instituted cost reduction measures, including the reduction of workforce and corporate overhead. The Company believes, based on expected performance as well as the reduced corporate overhead, that its recently acquired operations should generate sufficient future cash flow to fund operations. Failure of the new operations to generate such sufficient future cash flow could have a material adverse effect on the Company's ability to continue as a going concern and to achieve its business objectives.

We may be unable to protect our intellectual property rights and we may be liable for infringing the intellectual property rights of others.

         Our success depends in part on our intellectual property rights and our ability to protect such rights under applicable patent, trademark, copyright and trade secret laws. We seek to protect the intellectual property rights underlying our products and services by filing applications and registrations, as appropriate, and through our agreements with our employees, suppliers, customers and partners. However, the measures we have adopted to protect our intellectual property rights may not prevent infringement or misappropriation of our technology or trade secrets. A further risk is introduced by the fact that many legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in the context of the Internet industry currently are not resolved.

         We license certain components of our products and services from third parties. Our failure to maintain such licenses, or to find replacement products or services in a timely and cost effective manner, may damage our business and results of operations. Although we believe our products and information systems do not infringe upon the proprietary rights of others, there can be no assurance that third parties will not assert infringement claims against us. From time to time we have been, and we expect to continue to be, subject to claims in the ordinary course of our business, including claims of our alleged infringement of the intellectual property rights of third parties. Any such claims could damage our business and results of operations by:

o        subjecting us to significant liability for damages;

o        resulting in invalidation of our proprietary rights;

o being time-consuming and expensive to defend even if such claims are not meritorious; and

o        resulting in the diversion of management time and attention.

         Even if we prevail with respect to the claims, litigation could be time-consuming and expensive to defend, and could result in the diversion of our time and attention. Any claims from third parties also may result in limitations on our ability to use the intellectual property subject to these claims unless we are able to enter into agreements with the third parties making such claims.


Future sales of our shares could adversely affect its stock price.

         As of May 20, 2005, there were 3,731,878 shares of our common stock outstanding, of which approximately 2,392,662 shares are freely tradable without restriction under the Securities Act or are eligible for sale in the public market without regard to the availability of current public information, volume limitations, manner of sale restrictions, or notice requirement under Rule 144(k), and does not include any shares held by or purchased from persons deemed to be our "affiliates" which are subject to certain resale limitations pursuant to Rule 144 under the Securities Act. The remaining shares of common stock outstanding are eligible for sale pursuant to rule 144 under the Securities Act.

         Sales of our common stock could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of equity securities or make acquisitions for stock.


Our ability to use our net operating losses may be limited in future periods, which would increase our tax liability.

          Under Section 382 of the Internal Revenue Code of 1986, utilization of prior net operating losses is limited after an ownership change, as defined in Section 382, to an annual amount equal to the value of the Company's outstanding stock immediately before the date of the ownership change multiplied by the long-term tax exempt rate. In the event that a change of control were to happen and in the event we achieve profitable operations, any significant limitation on the utilization of net operating losses would have the effect of increasing our tax liability and reducing after tax net income and available cash reserves.

We do not intend to pay cash dividends on our Preferred or Common Stock.

         We do not intend to pay any cash dividends on our preferred or common stock for the foreseeable future. Our existing credit arrangement prohibits the payment of cash dividends. In addition, we cannot assure you that our operations will generate sufficient revenues to enable us to declare or pay cash dividends. We have not paid cash dividends on any of our capital stock in at least the last six years. It is anticipated that future earnings, if any, will be used to finance our future growth.

Our ability to issue "blank check" preferred stock and certain other provisions of our certificate of incorporation could prevent or delay takeovers.

         Our restated certificate of incorporation authorizes the issuance of "blank check" preferred stock (that is, preferred stock which our board of directors can create and issue without prior stockholder approval) with rights senior to those of our common stock. Furthermore, we have a staggered board of directors. These provisions, together with certain provisions of Nevada law limiting the voting rights of an acquirer of a controlling interest in a Nevada corporation (such as ourselves), as well as restrictions on certain business combinations (including certain mergers and exchanges), could delay or impede a merger, tender offer or other transaction resulting in a change in control, even if such a transaction would have significant benefits to our stockholders. As a result, these provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock.


Management has discretion over the use of proceeds.

         Management has broad discretion over the use of proceeds from the exercise of warrants. We may use the proceeds in ways that do not improve our operating results or the market value of our securities. We have significant flexibility as to the timing and the use of the proceeds. You will rely on our judgment with only limited information about our specific intentions regarding the use of proceeds. We may spend most of the net proceeds received from the exercise of warrants in ways with which you may not agree. If we fail to apply these funds effectively, our business, results of operations and financial condition may be materially and adversely affected.


Our securities may trade below the offering price.

         The offering price per share of our securities registered in this Registration Statement has been determined through negotiations between the Selling Stockholder and the purchasers and does not necessarily relate to any established criteria of value. We cannot assure you that the trading price of our securities will equal or exceed the offering price.


Our common stock has experienced fluctuation in the past and may continue to do so in the future.

         The stock market in recent years has experienced significant price and volume fluctuations that have affected market prices for the stock of technology companies. These fluctuations have often been unrelated to or disproportionately affected by the operating performance of these companies. The market price of our common stock could fluctuate significantly after this registration in response to a variety of factors, some of which may be beyond our control. These factors may include one or more of the following:

o quarterly operating results falling below or exceeding analysts' or investors' expectations in any given period;

o changes in financial estimates or investment recommendations by securities analysts following our business;

o changes in market valuations of, or earnings and other announcements by, our competitors;

o announcements by our competitors of new technological innovations, service offerings, contracts, acquisitions or strategic relationships;

o        departures of key personnel; and

o        changes in business or regulatory conditions.

         In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were to be involved in securities litigation, we could incur a substantial cost and experience diversion of resources and the attention of management away from our business. We cannot predict the future performance of the capital markets in general and the technology stocks in particular, and we cannot assure you that the price for our common stock will not drop significantly subsequent to this offering, whether related to our business or to the capital markets generally.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares offered by the selling stockholders. However, we may receive up to $2,054,955.50 upon exercise of warrants, the underlying shares of which are included hereunder. If received, such funds will be used for general corporate purposes, including working capital requirements. With the exception of any brokerage fees and commission which are the obligation of the selling security holders, we are responsible for the fees, costs and expenses of this offering which are estimated to be approximately $51,000.00, inclusive of our legal and accounting fees, printing costs, filing and other miscellaneous fees and expenses.

                              SELLING STOCKHOLDERS

         The following table sets forth the names of the selling stockholders and the number of shares being registered for sale as of the date of the prospectus and sets forth the number of shares of common stock known by us to be beneficially owned by each of the selling stockholders as of June 2, 2005. The shares offered by this prospectus may be offered from time to time by the selling stockholders. The percent of beneficial ownership for each stockholder is based on 3,731,878 shares of common stock outstanding as of June 2, 2005.

                                                                                         BENEFICIAL OWNERSHIP
                                                                                            AFTER OFFERING
                                       NUMBER OF                                    -------------------------------
                                   ------------------
                                       SHARES OF
                                      COMMON STOCK
                                   BENEFICIALLY COMMON      NUMBER OF
                                    STOCK NUMBER OF         SHARES OF
     SELLING SECURITY HOLDER           OWNED (1)          TO BE SOLD (2)             SHARES               PERCENT

Riviera Ventures, Inc. (3)              100,000               100,000                  0                     *
Keystone Equities Group (4)              27,692               27,692                   0                     *
John Sherrerd (5)                        47,691               47,691                   0                     *
Polar Capital LP (6)                     52,530               47,691                  4,839                  *
Citizen's Alliance for Better            78,969               59,614                 19,355                  *
Neighborhoods (7)
Hitschler Enterprises LLC (8)           298,077               298,077                  0                     *
Raymond Welsh (9)                        47,691               47,691                   0                     *
Benjamin and Marion Weaver (10)          11,922               11,922                   0                     *
Fred C. Applegate Trust (11)             47,691               47,691                   0                     *
Edward Farrell (12)                      71,537               71,537                   0                     *
Turut Holding Ltd. (13)                  23,845               23,845                   0                     *
Thomas V. Zug, Sr., Trustee (14)         11,922               11,922                   0                     *
Frederick C. Tecce (15)                  23,845               23,845                   0                     *
Philip Webb (16)                         23,845               23,845                   0                     *



*Less than one percent (1%)
-------------------------------------------------------------------------------------------------------------------------


(1) The figures for the number of shares and the percentage of shares beneficially owned by the selling stockholders after the offering are based on the assumption that all of the selling stockholders will sell all of the shares registered for sale hereby and reflect to 2-for-1 stock split with the Company effectuated on March 9, 2005. Because the selling stockholders may offer all, some or none of the shares pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares that will be held by the selling stockholders after completion of the sale of shares hereunder. See "Plan of Distribution."

(2) The number of shares set forth in the table for each of the selling stockholders represents an estimate of the number of shares of common stock to be offered by the selling stockholders. The actual number of shares of common stock issuable upon the exercise of the warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time, including, among other factors, whether the warrant exercise is cashless and the future market price of the common stock. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon the exercise of the warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act. There are an aggregate of 100,000 to be issued as compensation for consulting services, 484,607 shares underlying the Series F Preferred Stock and the aggregate of 258,456 shares of common stock underlying the warrants.
(3) The number of shares being offered in this prospectus represents the maximum number of shares being registered for re-sale issued to Riviera Ventures, Inc., for services rendered pursuant to a Stock Purchase Agreement that closed in June 2005.
(4) The number of shares being offered in this prospectus represents the maximum number of shares being registered for re-sale underlying warrants to purchase 27,692 shares issued to Keystone Equities Group at an exercise price of $6.50, pursuant to a private placement that closed on November 10, 2004.
(5) The number of shares being offered in this prospectus represent the maximum number of shares being registered for re-sale, originally issued in a private placement that closed on November 10, 2004, as follows: (a) 30,769 shares underlying Series F Preferred Shares issued to John Sherrerd pursuant to a subscription agreement, and (b) shares underlying warrants to purchase 15,384 shares at an exercise price of $8.125, and (c) 1,538 shares underlying additional Series F Preferred Shares to be issued to John Sherrerd pursuant to certain registration rights.
(6) The number of shares being offered in this prospectus represent the maximum number of shares being registered for re-sale, originally issued in a private placement that closed on November 10, 2004, as follows: (a) 30,769 shares underlying Series F Preferred Shares issued to Polar Capital LP pursuant to a subscription agreement, and (b) shares underlying warrants to purchase 15,384 shares at an exercise price of $8.125, and (c) 1,538 shares underlying additional Series F Preferred Shares to be issued to Polar Capital LP pursuant to certain registration rights.
(7) The number of shares being offered in this prospectus represent the maximum number of shares being registered for re-sale, originally issued in a private placement that closed on November 10, 2004, as follows: (a) 38,461 shares underlying Series F Preferred Shares issued to Citizens Alliance for Better Neighborhoods pursuant to a subscription agreement, and (b) shares underlying warrants to purchase 19,230 shares at an exercise price of $8.125, and (c) 1,923 shares underlying additional Series F Preferred Shares to be issued to Citizens Alliance for Better Neighborhoods pursuant to certain registration rights.
(8) The number of shares being offered in this prospectus represent the maximum number of shares being registered for re-sale, originally issued in a private placement that closed on November 10, 2004, as follows: (a) 192,308 shares underlying Series F Preferred Shares issued to Hitschler Enterprises LLC pursuant to a subscription agreement, and (b) shares underlying warrants to purchase 96,154 shares at an exercise price of $8.125, and (c) 9,615 shares underlying additional Series F Preferred Shares to be issued to Hitschler Enterprises LLC pursuant to certain registration rights.
(9) The number of shares being offered in this prospectus represent the maximum number of shares being registered for re-sale, originally issued in a private placement that closed on November 10, 2004, as follows: (a) 30,769 shares underlying Series F Preferred Shares issued to Raymond Welsh pursuant to a subscription agreement, and (b) shares underlying warrants to purchase 15,384 shares at an exercise price of $8.125, and (c) 1,538 shares underlying additional Series F Preferred Shares to be issued to Raymond Welsh pursuant to certain registration rights.
(10) The number of shares being offered in this prospectus represent the maximum number of shares being registered for re-sale, originally issued in a private placement that closed on November 10, 2004, as follows: (a) 7,692 shares underlying Series F Preferred Shares issued to Benjamin and Marion Weaver pursuant to a subscription agreement, and (b) shares underlying warrants to purchase 3,846 shares at an exercise price of $8.125, and (c) 384 shares underlying additional Series F Preferred Shares to be issued to Benjamin and Marion Weaver pursuant to certain registration rights.

(11) The number of shares being offered in this prospectus represent the maximum number of shares being registered for re-sale, originally issued in a private placement that closed on November 10, 2004, as follows: (a) 30,769 shares underlying Series F Preferred Shares issued to Fred C. Applegate Trust pursuant to a subscription agreement, and (b) shares underlying warrants to purchase 15,384 shares at an exercise price of $8.125, and (c) 1,538 shares underlying additional Series F Preferred Shares to be issued to Fred C. Applegate Trust pursuant to certain registration rights.
(12) The number of shares being offered in this prospectus represent the maximum number of shares being registered for re-sale, originally issued in a private placement that closed on November 10, 2004, as follows: (a) 46,154 shares underlying Series F Preferred Shares issued to Edward Farrell pursuant to a subscription agreement, and (b) shares underlying warrants to purchase 23,076 shares at an exercise price of $8.125, and (c) 2,307 shares underlying additional Series F Preferred Shares to be issued to Edward Farrell pursuant to certain registration rights.
(13) The number of shares being offered in this prospectus represent the maximum number of shares being registered for re-sale, originally issued in a private placement that closed on November 10, 2004, as follows: (a) 15,384 shares underlying Series F Preferred Shares issued to Turut Holding Ltd pursuant to a subscription agreement, and (b) shares underlying warrants to purchase 7,692 shares at an exercise price of $8.125, and (c) 769 shares underlying additional Series F Preferred Shares to be issued to Turut Holding Ltd pursuant to certain registration rights.
(14) The number of shares being offered in this prospectus represent the maximum number of shares being registered for re-sale, originally issued in a private placement that closed on November 10, 2004, as follows: (a) 7,692 shares underlying Series F Preferred Shares issued to Thomas V. Zug, Sr., Trustee pursuant to a subscription agreement, and (b) shares underlying warrants to purchase 3,846 shares at an exercise price of $8.125, and (c) 384 shares underlying additional Series F Preferred Shares to be issued to Thomas V. Zug, Sr., Trustee pursuant to certain registration rights.
(15) The number of shares being offered in this prospectus represent the maximum number of shares being registered for re-sale, originally issued in a private placement that closed on November 10, 2004, as follows: (a) 15,384 shares underlying Series F Preferred Shares issued to Frederick C. Tecce pursuant to a subscription agreement, and (b) shares underlying warrants to purchase 7,692 shares at an exercise price of $8.125, and (c) 769 shares underlying additional Series F Preferred Shares to be issued to Frederick
     C. Tecce pursuant to certain registration rights.
(16) The number of shares being offered in this prospectus represent the maximum number of shares being registered for re-sale, originally issued in a private placement agreement that closed on November 10, 2004, as follows:
     (a) 15,384 shares underlying Series F Preferred Shares issued to Philip Webb pursuant to a subscription agreement that closed on November 10, 2004, and (b) shares underlying warrants to purchase 7,692 shares at an exercise price of $8.125, and (c) 769 shares underlying additional Series F Preferred Shares to be issued to Philip Webb pursuant to certain registration rights.


                              PLAN OF DISTRIBUTION

         We are registering shares issuable upon conversion of our Series F Convertible Preferred Stock issued in a private placement, and shares of common stock issuable upon exercise of certain warrants, to permit the resale of these shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

         The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

o on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

o        in the over-the-counter market;

o in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

o through the writing of options, whether such options are listed on an options exchange or otherwise;

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o        privately negotiated transactions;

o        short sales;

o        pursuant to Rule 144 under the Securities Act;

o broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

o        a combination of any such methods of sale; and

o        any other method permitted pursuant to applicable law.

         If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

         The selling stockholders may pledge or grant a security interest in some or all of the preferred shares, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended (the "Securities Act"), amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

         Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

         The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

         We will pay all expenses of the registration of the shares of common stock estimated to be approximately $51,000.00 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

         Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

                             SEC ON INDEMNIFICATION

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Commission this type of indemnification is against public policy as expressed in the Act and is, therefore unenforceable.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         We are allowed by the SEC to "incorporate by reference" information filed with the SEC, which means that we can disclose important information to people by referring them to other documents that we file with the SEC. The information incorporated by reference is considered to be part of this prospectus. We have filed the following documents with the SEC pursuant to the Securities Exchange Act of 1934, as amended, and are incorporating them by reference into this prospectus:

         (1) Annual Report on Form 10-K for the year ended June 30, 2004 filed October 13, 2004, and amended on October 14,
                  2004, October 28, 2004 and April 22, 2005;
         (2)      Current report on Form 8-K filed September 2, 2004;
         (3)      Current report on Form 8-K filed September 27, 2004;
         (4)      Current report on Form 8-K filed October 19, 2004;
         (5)      Current report on Form 8-K filed October 21, 2004;
         (6)      Current report on Form 8-K filed November 16, 2004;
         (7)      Current report on Form 8-K filed November 30, 2004;
         (8)      Current report on Form 8-K filed December 7, 2004;
         (9)      Current report on Form 8-K/A filed December 9, 2004;'
         (10)     Current report on Form 8-K filed December 21, 2004;
         (11)     Current report on Form 8-K filed January 5, 2005;
         (12)     Current report on Form 8-K filed January 7, 2005;
         (13)     Current report on Form 8-K filed February 18, 2005;
         (14)     Current report on Form 8-K filed February 22, 2005;
         (15)     Current report on Form 8-K filed May 20, 2005;
         (16)        Current report on Form 8-K filed June 7, 2005;
         (17) Quarterly report on Form 10-Q for the quarter ended September 30, 2004 filed November 15, 2004; (18) Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 filed on February 14, 2005; (19) Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed on May 16, 2005; (20) Registration Statement on Form S-3 filed February 11, 2005 and amended on February 23, 2005; and (21) Proxy Statement on Form Def 14A filed on January 13, 2005.

         We also incorporate all documents we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of this offering. The information in these documents will update and supersede the information in this prospectus. We will provide at no cost to each person to whom this prospectus is delivered, including any beneficial owner, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. Investors should direct requests to J. Jeremy Barbera, MSGI Security Solutions, Inc., 575 Madison Avenue, New York, New York 10022, telephone: (917) 339-7150, fax: (917) 339-7166.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement under the Securities Act of 1933, as amended, with respect to the shares of common stock offered hereby on Form S-1. This prospectus is a part of that registration statement. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this document.

         In addition, we file reports, proxy statements and other information with the SEC under the Exchange Act, as amended. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following location of the SEC:

                                            Public Reference
                                            Section
                                            Room 1024
                                            450 Fifth Street, N.W.
                                            Judiciary Plaza
                                            Washington D.C.  20549

         The SEC maintains an Internet World Wide Web site (http://www.sec.gov) that contains our reports, proxy statements and other information about us and other companies who file electronically with the SEC.

                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of our common stock will be passed upon for us by McDonald Carano Wilson LLP, 100 West Liberty Street, 10th Floor, Reno, Nevada 89501.

                                     EXPERTS

         Our consolidated financial statements included in our June 30, 2004 Annual Report on Form 10-K, as amended, have been incorporated by reference in this prospectus and in the registration statement of which this prospectus is a part in reliance upon the reports of Amper, Politziner & Mattia, P.C., Registered Independent Public Accounting Firm, and upon the authority of this firm as experts in accounting and auditing and PricewaterhouseCoopers, LLP, independent auditors, and upon the authority of this firm as experts in accounting and auditing related to the fiscal period ended June 30, 2002.

         We have not authorized anyone to give any information or make any representation about us that differs from, or adds to, the information in this document or in our documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

                                 843,063 Shares



                          MSGI SECURITY SOLUTIONS, INC.



                                  Common Stock



                               -------------------

                                   PROSPECTUS

                               -------------------





                                  June 7, 2005

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The following table sets forth the expenses (other than underwriting compensation expected to be incurred) in connection with this offering. All of such amounts (except the SEC registration fee) are estimated.

         SEC registration fee                               $      747.19
         Cost of Printing                                   $ 10,000.00
         Legal Fees and Expenses                            $ 10,000.00
         Accounting Fees and Expenses                       $ 20,000.00
         Miscellaneous                                      $ 10,000.00
         Total                                              $ 50,747.19
Item 15. Indemnification of Directors and Officers.

         According to Article X of our Articles of Incorporation the directors and officers of the Company shall not be personally liable to the Company or its Shareholders for damages for breach of fiduciary duty as a director or officer, except for (i) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or (ii) the payment of dividends in violation of the provisions of Chapter 78 of the Nevada Revised Statutes. Article X further provides that the liability of a director or officer of the Company shall be eliminated or limited to the full extent permitted by the Nevada Revised Statutes, as amended.

Item 16.  Exhibits.

         (a) The exhibits constituting part of the Registration Statement are as follows:

Exhibits:        Description
Exhibit No.
5.1              Legal Opinion of McDonald Carano Wilson LLP**
23.1             Consent of Amper, Politziner & Mattia, P.C.
23.2             Consent of PricewaterhouseCoopers, LLP
23.3             Consent of McDonald Carano Wilson LLP (included in Exhibit 5.1)**
24.1             Powers of Attorney (included on the signature page of this Form S-3).
*        INCORPORATED BY REFERENCE HEREIN.
**       TO BE FILED BY AMENDMENT

Item 17. Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit of proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497 (h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in New York, New York on this 7th day of June 2005.

                          MSGI SECURITY SOLUTIONS, INC.


                           By:      /s/ J. Jeremy Barbera
                                    --------------------------------------------
                                    J. Jeremy Barbera
                                    Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints J. Jeremy Barbera and Richard J. Mitchell, III, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, including any registration statement pursuant to Rule 462 under the Securities Act, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys in fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                                         Title                           Date
---------                                         -----                           ----
/s/J. Jeremy Barbera                              Chairman of the Board           June 7, 2005
-----------------------------------
J. Jeremy Barbera

/s/ John T. Gerlach                               Director                        June 7, 2005
-----------------------------------
John T. Gerlach

/s/ Seymour Jones                                 Director                        June 7, 2005
-----------------------------------
Seymour Jones

/s/ Joseph C. Peters                              Director                        June 7, 2005
-----------------------------------
Joseph C. Peters

/s/ David C. Stoller                              Director                        June 7, 2005
-----------------------------------
David C. Stoller
